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FORM 5                                        U.S. SECURITIES AND EXCHANGE COMMISSION
                                                       Washington, D.C. 20549

/ / Check box if no longer                  ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
subject to Section 16.  Form
4 or Form 5 obligations may
continue.  See Instruction        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
1(b).                               Section 17(a) of the Public Utility Holding Company Act of 1935
/X/ Form 3 Holdings Reported              or Section 30(f) of the Investment Company Act of 1940
/ / Form 4 Transactions Reported


1. Name and Address of Reporting Person*     2. Issuer Name and Ticker or Trading         6. Relationship of Reporting Person(s)
                                                Symbol                                      to Issuer (Check all applicable)
                                             Online Innovation/ONIN
Schluter          Marlene
(Last)            (First)       (Middle)     3. IRS/Identifi-    4. Statement for         _X_ Director          _X_ 10% Owner
                                             cation Number of       Month/Year
                                             Reporting Person,                            _X_ Officer           ___ Other
                                             if an entity          June, 2001             (give title           (specify below)
2233 Lillooet Street                         (Voluntary)                                   below)
                 (Street)                                                               Corporate Secretary and Treasurer, Director
Vancouver, British Columbia, Canada V5M 3N8
(City)            (State)       (Zip)
                                                                 5. If Amendment,         7. Individual or Joint/Group Reporting
                                                                 Date of Original            (Check Applicable Line)
                                                                 (Month/Year)             _X_ Form Filed by One Reporting Person
                                                                                          ___ Form Filed by More than One
                                                                                              Reporting Person
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                                  Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security              2. Trans-    3.        4. Securities            5. Amount of       6. Owner-     7. Nature of
(Instr. 3)                        action       Trans-    Acquired (A)             Securities         ship Form:    Indirect
                                  Date         action    or Disposed of (D)       Beneficially       Direct        Beneficial
                                               Code      (Instr. 3,4 and 5)       Owned at end of    (D) or        Ownership
                                  (Month       (Instr.8)           (A)            Issuer's Fiscal    Indirect
                                   /Day/                            or            Year               (I)
                                   Year)                  Amount   (D) Price      (Instr.3 and 4)    (Instr. 4)    (Instr. 4)
Common Stock                      September    3         2,500,000 A   0          2,500,000          D
                                  30, 1997



*If the form is filed by more than one reporting person, see Instruction 4(b)(v).
 Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                                                                                         (OVER)
                                           (Print or Type Responses)
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FORM 5 (continued)
                          Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible securities)

1. Title of     2.Con-    3.Tran-  4.Tran- 5. Number    6.Date         7.Title and         8.Price   9.Number   10.Owner- 11.Na
Derivative      version   saction  saction of Deriv-    Exer-          Amount of           of        of         ship of   ture
Security        or        Date     Code    ative        cisable and    Underlying          Deriv-    Deriv-     Deriv-    of In-
(Instr.3)       Exercise (Month/  (Instr.  Securities   Expiration     Securities          ative     ative      ative     direct
                Price      Day/    8)      Acquired     Date           (Instr.3and 4)      Secur-    Secur-     Security: Bene-
                of        Year)            (A) or       (Month/Day                         ity       ities      Direct    ficial
                Deriv-                     Disposed      Year)                             (Instr.5) Bene-      (D) or    Owner-
                ative                      of (D)                                                    ficially   Indirect  ship
                Security                   (Inst.3,4,                                                Owned      (I)      (Instr.
                                            and 5)                                                   at End     (Instr.4) 4)
                                                                                                     of
                                                                                                     Year
                                                                                                     (Instr.4)
                                            (A)   (D)   Date   Expir-  Title     Amount
                                                        Exer-  ation             or
                                                        cisableDate              Number
                                                                                 of
                                                                                 Shares

Director Stock  $3.21875  6/16/98   A       10,000      (1)    6/16/08 Common    10,000              10,000     D
Option (right                                                          Stock
to buy)

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Explanation of Responses:
September 30, 1997: 2,500,000 common shares acquired as a gift from Chad D.
 Lee to perform the duties of Corporate Secretary and Treasurer and Director of the Company. The company commenced trading on February 24, 1998.

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
                                                                              /s/ Marlene C. Schluter                  1/28/99
                                                                              --------------------------------         ----------
                                                                              ** Signature of Reporting Person         Date



** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information in this form are not required to respond unless form displays a currently valid OMB number.
                                                                                                                         Page 2

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